Exhibit 99.1

The Long-Term Stock Exchange announces first listing commitments: Asana and Twilio

SAN FRANCISCO – 3:15PM PT, JUNE 24, 2021 – The Long-Term Stock Exchange (LTSE), a subsidiary of LTSE Group, announces that Asana, Inc. (NYSE, LTSE: ASAN) and Twilio Inc. (NYSE, LTSE: TWLO) will be the first companies to commit to joining LTSE via dual public listings of their common stock. Asana and Twilio expect to list on LTSE on August 26, 2021.

“Both Asana and Twilio demonstrate the kind of governance and growth that will help build a better future for everyone,” said Eric Ries, founder and CEO of LTSE Group. “We’re honored that companies of this caliber are committing to the Long-Term Stock Exchange.”

Asana is a work management platform that empowers teams to orchestrate their work — from daily tasks to big strategic initiatives. By enabling the world’s teams to work together effortlessly, Asana helps organizations of all sizes and industries achieve their goals, faster. Widely recognized for its award-winning culture, Asana is committed to building a culture of transparency, trust, and inclusivity in the company and its product.

“Everything we do at Asana is in service of our mission: empowering teams to achieve their own missions. When we all work together, we can achieve great things. By listing with the LTSE we are elevating our public commitment to our long term view, further developing our structures to execute on our strategies and aligning even more with our stakeholders who share similar values,” said Dustin Moskovitz, co-founder and chief executive officer of Asana.

Cloud communications and customer engagement platform Twilio has built sustainable growth around the idea that when companies serve multiple stakeholders — including customers, employees, shareholders, and their broader communities — it benefits both society and the bottom line. By incorporating social impact into business objectives, working to foster a culture of equity and inclusion, and prioritizing customer trust, the company has built a diversified business that serves over 235,000 customers across every industry.

“At Twilio, we believe a company's impact on society should be net positive,” said Jeff Lawson, co-founder and chief executive officer of Twilio. “Our focus has always been on creating sustainable value for all of our stakeholders. We’re just scratching the surface of a generational opportunity, and we look forward to joining a community of stakeholders that share our commitment to long-term growth.”

LTSE’s principles-based listing standards prioritize long-term actions and promote transparency by requiring listed companies to detail and publish policies that offer stakeholders insight into how a company builds its business for the long term. Listing on LTSE aligns the governance of both Asana and Twilio with long-term shareholders, employees, customers, and communities within a public market designed to promote sustainability, resilience, and the creation of value over time.

About Asana

Asana helps teams orchestrate their work, from small projects to strategic initiatives. Headquartered in San Francisco, CA, Asana has more than 100,000 paying customers and millions of free organizations across 190 countries. Global customers such as Amazon, Japan Airlines, Sky, and Under Armour rely on Asana to manage everything from company objectives to digital transformation to product launches and marketing campaigns. For more information, visit www.asana.com.

About Twilio

Millions of developers around the world have used Twilio to unlock the magic of communications to improve any human experience. Twilio has democratized communications channels like voice, text, chat, video and email by virtualizing the world’s communications infrastructure through APIs that are simple enough for any developer to use, yet robust enough to power the world’s most demanding applications. By making communications a part of every software developer's toolkit, Twilio is enabling innovators across every industry — from emerging leaders to the world’s largest organizations — to reinvent how companies engage with their customers. For more information, visit www.twilio.com.

About the Long-Term Stock Exchange

The Long-Term Stock Exchange is the only U.S. national securities exchange with a mission to unite innovative companies with patient capital. The exchange features listing standards designed to support companies that aim to partner with long-term shareholders, engage a broad group of stakeholders, and build their business and advance their vision over time.

The Long-Term Stock Exchange is a wholly owned subsidiary of LTSE Group, Inc. Investors include Founders Fund, Collaborative Fund, Andreessen Horowitz, Obvious Ventures, Uprising, and Initialized. For more information, visit www.longstermstockexchange.com.

Media contacts

Asana
press@Asana.com

Twilio
press@Twilio.com

The Long-Term Stock Exchange
press@longtermstockexchange.com

The information contained above is provided for informational and educational purposes only, and nothing contained herein should be construed as investment advice, either on behalf of a particular security or an overall investment strategy. Information about the company is provided by Asana or Twilio, or comes from the companies’ public filings and is not independently verified by LTSE. Neither LTSE nor any of its affiliates makes any recommendation to buy or sell any security or any representation about the financial condition of any company. Statements regarding LTSE-listed companies are not guarantees of future performance. Actual results may differ materially from those expressed or implied. Past performance is not indicative of future results. Investors should undertake their own due diligence and carefully evaluate companies before investing. Advice from a securities professional is strongly advised.